Exhibit 10.2

January 7, 2021

Re: Transition from employee to non-employee director

Dear Mike:

This letter memorializes the treatment of your stock awards as your full-time employment with Stitch Fix, Inc. (the “Company”) terminates but you continue your service as a non-employee director. Please countersign this letter below to confirm your understanding and agreement.

Effective January 8, 2021 (the “Transition Date”), your employment with the Company will terminate but your “service” (as that term is defined in the Company’s applicable stock plans and award agreements) with the Company will continue as a non-employee director of the Company.

As a full-time employee, you were granted stock options and restricted stock units ("RSUs") that vested per the terms of your Notice of Grant and Stock Option and RSU Agreements. Following the termination of your full-time employment, you will retain the stock options and RSUs that vested prior to the Transition Date, but the unvested portion of your stock options and RSUs will be cancelled and you will no longer continue to vest after the Transition Date.

Because your “service” to the Company is continuous and not interrupted, the vested portion of the stock options you received as a full-time employee will remain exercisable throughout your continued “service” to the Company. However, if your “service” is terminated, you will have three (3) months thereafter to exercise the vested portion at which point the stock options will terminate.

Separately, as a non-employee director of the Company, you are entitled to cash stipends and equity grants under the Company’s Director Compensation Policy.

If you have any questions about this letter, feel free to contact me.

Very truly,

/s/ Scott Darling
Scott Darling
Chief Legal Officer

Agreed to and accepted:

Name: Mike Smith__________________

Signature: /s/ Mike Smith_____________

Date: January 7, 2021________________